EXHIBIT 21.1

SUBSIDIARIES OF MICHAEL FOODS, INC.

NAME	STATE OF INCORPORATION
Crystal Farms Refrigerated Distribution Company	Minnesota
Northern Star Co.	Minnesota
KMS Dairy, Inc. M. G. Waldbaum Company Papetti’s Hygrade Egg Products, Inc.	Minnesota Nebraska Minnesota
Casa Trucking, Inc.	Minnesota
Wisco Farm Cooperative	Wisconsin
WFC, Inc.	Wisconsin
Farm Fresh Foods, Inc.	Nevada
Michael Foods of Delaware, Inc. Minnesota Products, Inc.	Delaware Minnesota
MFI Food Canada, Ltd.	Canada
Trilogy Egg Products Inc.	Canada